EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST ELECTS JOSEPH W. DEWS IV TO BOARD OF DIRECTORS

Current Director James W. Schwartz Will Not Stand for Reelection at the June 25, 2014 Annual Meeting

MOUNT LAUREL, NJ, April 11, 2014 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced the election of Joseph W. Dews IV to the Company's Board of Directors, and the temporary expansion of the Board of Directors to seven directors, five of whom are independent directors.

Mr. Dews joins current inTEST board members Alyn R. Holt, Executive Chairman, inTEST Corporation; Robert E. Matthiessen, President and CEO, inTEST Corporation; Steve J. Abrams, Esq., Partner, Pepper Hamilton LLP; Stuart F. Daniels, Ph.D., Principal, The Daniels Group, Technology Assessment, Protection and Commercialization Consulting; William Kraut, Retired Audit Partner - Eisner Amper LLP and Partner, Newport Group; and James W. Schwartz, Esq., Of Counsel for Saul Ewing, LLP. Mr. Schwartz, 79, notified the Company on April 7, 2014 that he will not stand for reelection at the upcoming 2014 Annual Meeting of Stockholders scheduled for June 25, 2014. Following the completion of Mr. Schwartz's present term, the number of directors serving on the Board of Directors will be six, four of whom are independent directors.

Joseph Dews is currently a Partner at AGC Partners, a technology investment bank. He brings over 20 years of experience as an investment banker working with senior management and Boards of Directors of private and public Semiconductor and Energy Technology companies, assessing corporate strategy and positioning with investors, evaluating financial and strategic options including fund raising, share repurchases, dividend plans and M&A, and executing financing and strategic transactions. Mr. Dews previously held positions at other investment banking firms including ThinkEquity, Needham & Company, and Oppenheimer/CIBC. In addition to his experience as an investment banker, Mr. Dews has a technical background including a degree in engineering (Cornell University, B.S. in Applied and Engineering Physics, 1988, Ithaca, NY) and experience in the semiconductor industry as a Field Applications Engineer for Cirrus Logic KK.

Robert E. Matthiessen, President and Chief Executive Officer, noted, "We are pleased to welcome Joe to inTEST's Board of Directors. He brings a wealth of experience working with small and mid-cap public companies, and we will leverage his expertise on public market positioning, fund raising and M&A transactions, which are critical components of our growth strategy. Joe will be a great addition to our Board. I would also like to thank Jim Schwartz for his many years of distinguished service as both counsel to the Company and as a member of our Board for the last ten years. His practical approach and varied experience made him a valuable Board member. We all wish him well in his future endeavors."

Mr. Matthiessen continued, "Our top strategic initiatives include the growth of our annual revenues and the further diversification into other markets through our Thermal Products Segment to mitigate the cyclical demand levels inherent in the semiconductor capital equipment industry. To achieve these goals, we will need to acquire another business to augment the organic growth in revenues we currently anticipate in our existing businesses. Our current M&A search is highly focused on providing us the means to meet these goals."

"I am honored to join the inTEST board and work with this exceptional team," Mr. Dews said. "I look forward to sharing my experiences and contributing to the future direction and growth of the Company."

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467